Exhibit 10.9

Dated 2021

SMARTKEM LIMITED

and

B BROWN CONSULTANTS LIMITED

CONSULTANCY AGREEMENT

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INDEX

1.	Interpretation	3
2.	Term of Engagement	6
3.	Duties	6
4.	Fees	8
5.	Expenses	8
6.	Other Activities	8
7.	Confidential Information	9
8.	Data Protection	9
9.	Intellectual Property	10
10.	Insurance and Liability	12
11.	Termination	12
12.	Obligations upon and following Termination	13
13.	Consultant Status	14
14.	Notices	15
15.	Entire Agreement and Previous Contracts	15
16.	Variation	16
17.	Counterparts	16
18.	Third Party Rights	16
19.	Governing Law and Jurisdiction	16

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This agreement is made the day of 2021

PARTIES

(1)	SmartKem Limited, Registered Number 06652152, whose Registered Office is at Optic Technium Ffordd William Morgan, St. Asaph Business Park, St. Asaph, Clwyd, LL17 0JD (the Company).

(2)	B Brown Consultants Limited, Registered Number 9070783, (the Consultant Company).

AGREED TERMS

1.	Interpretation

1.1	The definitions and rules of interpretation in this clause apply in this agreement (unless the context requires otherwise).

Board: the board of directors of the Company (including any committee of the board duly appointed by it).

Business Opportunities: any opportunities which the Consultant Company becomes aware of during the Engagement which relate to the business of the Company or any Group Company or which the Board reasonably considers might be of benefit to the Company or any Group Company.

Capacity: as agent, consultant, director, employee, owner, partner, shareholder or in any other capacity.

Commencement Date: 1st April 2021

Confidential Information: means information (whether or not recorded in documentary form or stored on any magnetic or optical disk or memory) which is not in the public domain relating to the business, services, products, affairs and finances of the Company or of any Group Company for the time being confidential to it or to them and trade secrets (including, without limitation, technical data and know how) relating to the business of the Company or of any Group Company or of any of its or their suppliers, customers or business contacts including but not limited to:

(i)	contractual arrangements in place between the Company or any Group Company and its or their suppliers or customers;

(ii)	any database (as amended from time to time) of customers or suppliers or prospective customers and suppliers;

(iii)	strategic and operational business plans;

(iv)	customers, customer contact details and details of customer’s particular requirements;

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(v)	identities and contact details of suppliers and details of their particular terms of supply;

(vi)	prices, fee structures, costings, funding arrangements, profit margins and other financial information concerning the Company or any Group Company;

(vii)	marketing strategies and tactics;

(viii)	research and development;

(ix)	current activities and current and future plans relating to development or sales including the timing of all and any such matters;

(x)	personal data relating to employees or contractors engaged by the Company or any Group Company;

(xi)	information about manufacturing processes, methods or techniques employed by the Company or any Group Company.

Engagement: the engagement of the Consultant Company by the Company on the terms of this agreement.

Group Company: the Company, any company of which it is a Subsidiary (its holding company) and any other Subsidiaries of any such holding company.

Individual: Dr Beverley Brown

Insurance Policies: commercial general liability insurance cover, employer’s liability insurance cover and public liability insurance cover.

Intellectual Property Rights: patents, rights to inventions, copyright and related rights, trade-marks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, rights in designs, rights in computer software, database rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which may now or in the future subsist in any part of the world.

Invention: any invention, idea, discovery, development, improvement or innovation made by the Consultant Company, Individual or Substitute in the provision of the Services, whether or not patentable or capable of registration, and whether or not recorded in any medium.

Key Person: shall mean any person who on the Termination Date is engaged in the Technology Field and who is or has been employed, engaged or otherwise had dealings with the Company or any Group Company.

Pre-Contractual Statement: any undertaking, promise, assurance, statement, representation, warranty or understanding (whether in writing or not) of any person (whether party to this agreement or not) relating to the Engagement other than as expressly set out in this agreement or any documents referred to in it.

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Restricted Business: any business activity conducted by the Company or any Group Company with which the Consultant Company and the Individual have been materially concerned during the 12 months immediately preceding the Termination Date.

Services: the services to be provided as referred to in clause 3 and as more particularly described at Appendix A.

Subsidiary: in relation to a company (a holding company) means a subsidiary (as defined in section 1159 of the Companies Act 2006) and any other company which is a subsidiary (as so defined) of a company which is itself a subsidiary of such holding company.

Substitute: a substitute for the Individual appointed under the terms of clause 3.3.

Technology Field: the technology area in which the Services are being provided and refers specifically to any aspect of organic semiconductor materials including but not limited to; IPR; novel molecule/polymer design; chemistry routes; materials purification and characterisation; semiconductor formulations thereof; electronic device fabrication and testing and their use in Thin Film Transistors for display backplanes and any general printed electronics applications.

Termination Date: the date of termination of this agreement howsoever arising.

Works: all records, reports, documents, papers, drawings, designs, transparencies, photos, graphics, logos, typographical arrangements, software, and all other materials in whatever form, including but not limited to hard copy and electronic form, prepared by the Consultant Company, Individual or Substitute in the provision of the Services.

1.2	The headings in this agreement are inserted for convenience only and shall not affect its construction.

1.3	A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.4	A reference to one gender includes a reference to the other gender.

1.5	The schedules to this agreement form part of (and are incorporated into) this agreement.

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2.	Term of Engagement

2.1	The Company shall engage the Consultant Company and the Consultant Company shall make available to the Company the Individual or Substitute to provide the Services on the terms of this agreement. The Consultant Company warrants that it has the right to enter into this Agreement and provide the services of the Individual.

2.2	The Engagement shall commence on the Commencement Date and shall continue, subject to the remaining terms of this agreement, until it terminates on the third anniversary of the Commencement Date without the need for notice, unless and until terminated:

2.2.1	as provided by the terms of this Agreement; or

2.2.2	by either party giving to the other not less than 12 months’ prior written notice.

3.	Duties

3.1	During the Engagement the Consultant Company shall and (where appropriate) shall procure that the Individual or Substitute shall:

3.1.1	provide the Services set out at Appendix A with all due care, skill and ability and use all reasonable endeavours to promote the interests of the Company; and

3.1.2	promptly give to the Board all such information and reports as it may reasonably require in connection with matters relating to the provision of the Services or the business of the Company or any Group Company.

3.2	If the Individual is unable to provide the Services due to illness or injury the Consultant Company shall advise the Company of that fact as soon as reasonably practicable. In the event that no Substitute is appointed under clause 3.3 below a pro rata reduction will be applied to the Consultant Company’s fee.

3.3	The Consultant Company may, with the prior written approval of the Board, appoint a suitably qualified and skilled Substitute to perform the Services instead of the Individual provided that the Substitute shall be required to enter into direct undertakings with the Company, including with regard to confidentiality and intellectual property. If the Company accepts the Substitute, the Consultant Company shall continue to invoice the Company in accordance with clause 4 and shall be responsible for the remuneration of the Substitute.

3.4	The Consultant Company shall procure that the Individual or Substitute is available at all times on reasonable prior notice to provide such assistance or information as the Company may require.

3.5	Unless it or she has been specifically authorised to do so by the Company in writing, neither the Consultant Company, nor the Individual, nor the Substitute shall:

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3.5.1	have any authority to incur any expenditure in the name of or for the account of the Company; or

3.5.2	hold itself or herself out as having authority to bind the Company.

3.6	The Consultant Company shall and shall procure that the Individual or Substitute shall, comply with all reasonable standards of safety and comply with the Company's health and safety procedures from time to time in force at the premises where the Services are provided and report to the Company any unsafe working conditions or practices.

3.7	The Consultant Company will be responsible for providing all and any tools or equipment required to perform the Services.

3.8	The Consultant Company undertakes to the Company that during the Engagement it shall take all reasonable steps to offer (or cause to be offered) to the Company any Business Opportunities as soon as practicable after the same shall have come to its knowledge and before such opportunities shall have been offered to any other party.

3.9	Provided always that the Consultant Company procures that the terms as to Confidential Information set out in clause 7 are adhered to the Consultant Company may use another person, firm or company to perform any administrative, clerical or secretarial functions which are reasonably incidental to the provision of the Services provided that the Company will not be liable to bear the cost of such functions.

3.10	The Consultant Company shall, and shall procure that the Individual shall:

3.10.1	comply with all applicable laws, regulations, codes and sanctions relating to anti-bribery and anti-corruption including but not limited to the Bribery Act 2010 (“Relevant Requirements”);

3.10.2	not engage in any activity, practice or conduct which would constitute an offence under sections 1, 2 or 6 of the Bribery Act 2010 if such activity, practice or conduct had been carried out in the UK;

3.10.3	have and shall maintain in place throughout the term of this agreement its own policies and procedures, including but not limited to adequate procedures under the Bribery Act 2010, to ensure compliance with the Relevant Requirements and will enforce them where appropriate;

3.10.4	immediately notify the Client if a foreign public official becomes an officer or employee of the Consultant Company or acquires a direct or indirect interest in the Consultant Company (and the Consultant Company warrants that it has no foreign public officials as officers, employees or direct or indirect owners at the date of this agreement);

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4.	Fees

4.1	In consideration of the provision of the Services during the Engagement, the Company shall within 30 days of receipt of an invoice submitted in accordance with clause 4.2, pay to the Consultant Company a consultancy fee of £820.00 per day plus VAT such fee to be payable by bank transfer monthly in arrears. For the purposes of this clause, a day shall comprise 8 hours and the Consultant Company shall be paid pro rata for part days on the basis of an hourly rate of £102.50.

4.2	On the last working day of each month during the Engagement, the Consultant Company shall submit to the Company an invoice which gives details of the hours which the Individual or any Substitute has worked and the Services which have been provided by the Consultant Company and the amount of the fee payable for such Services during that month.

4.3	The Company shall be entitled to deduct from the fees (and any other sums) due to the Consultant Company any sums that the Consultant Company, Individual or Substitute may owe to the Company or any Group Company at any time.

4.4	The Individual or Substitute will not be entitled to receive holiday pay or any special absence pay from the Company in any circumstances. The Individual is not entitled to receive any form of company benefits or partake in any pension run by the Company.

5.	Expenses

5.1	The Company shall reimburse (or procure the reimbursement of) all reasonable expenses properly and necessarily incurred by the Consultant Company or the Individual or Substitute in the course of the Engagement and in compliance with the Company’s expenses policies for contractors, subject to production of receipts, including (without limitation) business travel and electronic communication costs.

5.2	If the Individual or Substitute is required to travel abroad in connection with the provision of the Services the Consultant Company shall be responsible for any necessary insurances, inoculations and immigration requirements.

6.	Other Activities

6.1	Nothing in this agreement shall prevent the Consultant Company (including its shareholders and directors) or Individual from being engaged, concerned or having any financial interest in any Capacity in any other business, trade, profession or occupation during the Engagement provided that:

6.1.1	such activity does not cause a breach of any of the Consultant Company's obligations under this agreement; and

6.1.2	the Consultant Company shall not and shall procure that the Individual or Substitute shall not, engage in any such activity if it relates to a business or Technology Field which, in the sole direction of the Company, is similar to or in any way competitive with the business of the Company or any Group Company without the prior written consent of the Board.

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7.	Confidential Information

7.1	The Consultant Company acknowledges that in the course of the Engagement it and the Individual or Substitute will have access to Confidential Information. The Consultant Company has therefore agreed to accept the restrictions in this clause 7.

7.2	The Consultant Company shall not and shall procure that the Individual or Substitute or any director, officer or shareholder of the Consultant Company shall not (except in the proper course of its or her duties) either during the Engagement or at any time after the Termination Date, use or disclose to any person, firm or company (and shall use its best endeavours and procure that the Individual and Substitute shall use her best endeavours to prevent the publication or disclosure of) any Confidential Information. This restriction does not apply to:

7.2.1	any use or disclosure authorised by the Company or required by law; or

7.2.2	any information which is already in, or comes into, the public domain otherwise than through the Consultant Company's or the Individual’s unauthorised disclosure.

7.3	All documents, manuals, hardware and software provided for the Individual’s use by the Company and any data or documents (including copies) produced, maintained or stored on the Company’s computer systems or other electronic equipment (including mobile phones if provided by the Company) remain the property of the Company.

7.4	The Company reserves any right or remedy (including but not limited to an application through the courts for injunctive relief) that it may have now, or in the future, in connection with, or arising from any breach of this clause 7.

8.	Data Protection

8.1	The Consultant Company shall procure that the Individual consents to the Company and any Group Company holding and processing data relating to her for legal, personnel, administrative and management purposes and in particular to the processing of any "sensitive personal data" (as defined in the General Data Protection Regulation (GDPR)) relating to the Individual including, as appropriate:

8.1.1	information about the Individual's physical or mental health or condition in order to monitor sick leave and take decisions as to the Individual's fitness to perform the Services;

8.1.2	the Individual's racial or ethnic origin or religious or similar beliefs in order to monitor compliance with equal opportunities legislation;

8.1.3	information relating to any criminal proceedings in which the Individual has been involved for insurance purposes and in order to comply with legal requirements and obligations to third parties.

8.2	The Consultant Company consents (and shall procure that the Individual and Substitute consents) to the Company making such information available to any Group Company, those who provide products or services to the Company and any Group Company (such as advisers), regulatory authorities, governmental or quasi- governmental organisations and potential purchasers of the Company or any part of its business.

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8.3	The Consultant Company consents (and shall procure that the Individual and Substitute consents) to the transfer of such information to the Company's and any Group Company's business contacts outside the European Economic Area in order to further its or their business interests.

9.	Intellectual Property

9.1	The Consultant Company warrants to the Company that it has obtained from the Individual a written and valid assignment of all existing and future Intellectual Property Rights created during the course of providing the Services including (but not limited to) all such rights in the Works and Inventions and of all materials embodying such rights and a written irrevocable waiver of all the Individual’s statutory moral rights in the Works, to the fullest extent permissible by law, and that the Individual shall hold on trust for the Consultant Company such rights in which the legal title has not passed (or will not pass) to the Consultant Company. The Consultant Company shall provide to the Company a copy of this assignment on or before the commencement date.

9.2	The Consultant Company hereby assigns to the Company all existing and future Intellectual Property Rights created during the course of providing the Services including (but not limited to) all such rights in the Works and the Inventions and all materials embodying such rights to the fullest extent permitted by law. Insofar as they do not so vest automatically by operation of law or under this agreement, the Consultant Company holds legal title in such rights and inventions on trust for the Company.

9.3	The Consultant Company undertakes:

9.3.1	to notify to the Company in writing full details of any Works and Inventions promptly on their creation;

9.3.2	to keep confidential details of all Inventions;

9.3.3	whenever requested to do so by the Company and in any event on the termination of the Engagement, promptly to deliver to the Company all correspondence, documents, papers and records on all media (and all copies or abstracts of them), recording or relating to any part of the Works and the process of their creation which are in its possession, custody or power;

9.3.4	not to register nor attempt to register any of the Intellectual Property Rights in the Works, nor any of the Inventions, unless requested to do so by the Company;

9.3.5	to do all acts necessary to confirm that absolute title in all Intellectual Property Rights in the Works and the Inventions has passed, or will pass, to the Company and

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9.3.6	to notify the Company immediately upon becoming aware that the Works and/or Inventions infringe or may infringe a third party’s Intellectual Property Rights.

and confirms that the Individual has given written undertakings in the same terms to the Consultant Company.

9.4	The Consultant Company warrants to the Company that:

9.4.1	The Inventions and Works are original works created by the Consultant Company and/or the Individual;

9.4.2	it has not given and will not give permission to any third party to use any of the Works or the Inventions, nor any of the Intellectual Property Rights in the Works;

9.4.3	it is unaware of any use by any third party of any of the Works or Intellectual Property Rights in the Works;

9.4.4	it will use best endeavours to ensure that the use by the Company of the Works, Inventions or the Intellectual Property Rights created during the course of the Services will not infringe the rights of any third party; and

confirms that the Individual has given written undertakings in the same terms to the Consultant Company.

9.5	The Consultant Company acknowledges that no further remuneration or compensation other than that provided for in this agreement is or may become due to the Consultant Company in respect of the performance of its obligations under this clause 9.

9.6	The Consultant Company undertakes, at the expense of the Company, at any time either during or after the Engagement, to execute all documents, make all applications, give all assistance and do all acts and things as may, in the opinion of the Board, be necessary or desirable to vest the Intellectual Property Rights in, and to register them in, the name of the Company and to defend the Company against claims that works embodying Intellectual Property Rights or Inventions infringe third party rights, and otherwise to protect and maintain the Intellectual Property Rights in the Works and the Inventions. The Consultant Company confirms that the Individual has given written undertakings in the same terms to the Consultant Company.

9.7	The Consultant Company hereby irrevocably appoints the Company to be its attorney to execute and do any such instrument or thing and generally to use its name for the purpose of giving the Company or its nominee the benefit of this clause 9 and acknowledges in favour of a third party that a certificate in writing signed by any director or the secretary of the Company that any instrument or act falls within the authority conferred by this clause 9 shall be conclusive evidence that such is the case.

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9.8	The Company reserves any right or remedy (including but not limited to an application through the courts for injunctive relief) that it may have now, or in the future, in connection with, or arising from any breach of this clause 9.

10.	Insurance and Liability

10.1	The Consultant Company shall have liability for and shall indemnify the Company for any loss, liability, costs (including reasonable legal costs), damages or expenses arising from any breach by the Consultant Company or the Individual or Substitute engaged by it of the terms of this agreement including any negligent or reckless act, omission or default in the provision of the Services. The Consultant Company shall maintain in force during the Engagement full and comprehensive Insurance Policies in respect of the provision of the Services in order to indemnify the Company for any loss, liability or costs (including reasonable legal costs) incurred by the Company in connection with the provision of the Services.

10.2	The Consultant Company shall ensure that the Insurance Policies are taken out with reputable insurers acceptable to the Company and that the level of cover and other terms of insurance are acceptable to and agreed by the Company.

10.3	The Consultant Company shall on request supply to the Company copies of such Insurance Policies and evidence that the relevant premiums have been paid.

10.4	The Consultant Company shall comply with all terms and conditions of the Insurance Policies at all times for the duration of the provision of Services. If cover under the Insurance Policies shall lapse or not be renewed or be changed in any material way or if the Consultant Company is aware of any reason why the cover under the Insurance Policies may lapse or not be renewed or be changed in any material way, the Consultant Company shall notify the Company without delay.

11.	Termination

11.1	The Company may terminate the Engagement in writing with immediate effect from receipt of the letter by the Consultant Company with no liability to make any further payment to the Consultant Company (other than in respect of amounts accrued prior to the notified Termination Date) if at any time:

11.1.1	the Consultant Company or the Individual or Substitute is guilty of any gross misconduct affecting the business of the Company or any Group Company; or

11.1.2	the Consultant Company or the Individual or Substitute commits any serious or repeated breach or non-observance of any of the provisions of this agreement or repeatedly refuses or neglects to comply with any reasonable and lawful directions of the Company; or

11.1.3	the Individual is convicted of any criminal offence (other than an offence under any road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed); or

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11.1.4	the Consultant Company or the Individual or the Substitute is in the reasonable opinion of the Board negligent and incompetent in the performance of the Services; or

11.1.5	the Individual is declared bankrupt or makes any arrangement with or for the benefit of her creditors or has a County Court Administration Order made against her under the County Court Act 1984; or

11.1.6	the Consultant Company makes a resolution for its winding up, makes an arrangement or composition with its creditors or makes an application to a court of competent jurisdiction for protection from its creditors or an administration or winding up order is made or an administrator or receiver is appointed in relation to the Consultant Company; or

11.1.7	the Individual and Substitute are each incapacitated (including by reason of illness or accident) from providing the Services for a period of 60 consecutive working days each in any 52-week consecutive period; or

11.1.8	the Consultant Company or the Individual or Substitute is found guilty of any fraud or dishonesty or acts in any manner which in the opinion of the Board brings or is likely to bring the Individual or Consultant Company into disrepute or is materially adverse to the interests of the Company or any Group Company.

11.2	The rights of the Company under clause 11.1 are without prejudice to any other rights that it might have at law to terminate the Engagement or to accept any breach of this agreement on the part of the Consultant Company as having brought the agreement to an end. Any delay by the Company in exercising its rights to terminate shall not constitute a waiver thereof.

12.	Obligations upon and following Termination

12.1	On the Termination Date the Consultant Company shall and shall procure that the Individual and Substitute shall:

12.1.1	immediately deliver to the Company all documents, books, materials, records, correspondence, papers and information (on whatever media and wherever located) relating to the business or affairs of the Company or any Group Company, their business contacts, any keys, and any other property of the Company or any Group Company, which is in her possession or under her control save for information in the public domain.

12.1.2	irretrievably delete any confidential information relating to the business of the Company or any Group Company stored on any magnetic or optical disk or memory and all matter derived from such sources which is in her possession or under her control outside the premises of the Company; and

12.1.3	provide a signed statement that it or she has complied fully with its or her obligations under this clause 12.1.

12.2	In consideration for the fees under this Agreement, the Consultant Company agrees that in order to protect the Confidential Information, trade secrets and business connections of the Company to which the Consultant Company, the Individual and Substitute will have access as a result of the Engagement, the Consultant Company shall not and shall procure that the Individual and Substitute shall not, without the previous consent in writing of the Company, such consent not to be unreasonably withheld by the Company, for the period of 6 months immediately after the termination of the Engagement howsoever arising (“the First Period”), whether as principal or agent and whether alone or jointly with, or as a director, manager, partner, shareholder, employee, consultant or otherwise

12.2.1	carry on or be engaged, concerned or interested in any business which is similar to or which is (or intends to be) in competition with the Restricted Business; or

12.2.2	employ, engage or appoint or in any way cause to be employed, engaged or appointed a Key Person.

12.2	In consideration of the payment set out in clause 12.3 the Consultant Company agrees to remain bound by the obligations set out in clause 12.2 and agrees to procure that the Individual and Substitute comply with the restrictions in clause 12.2 for a further period of 6 months immediately after the First Period (“the Second Period”)

12.3	Subject to clause 12.4, the Company will make a payment to the Consultancy Company of a sum equivalent to the fees paid to the Consultancy Company by the Company under the terms of this Agreement during the three months immediately prior to the Termination Date (“The Restriction Payment”). The Restriction Payment shall be paid to the Consultant Company in 6 equal monthly installments throughout the Second Period.

12.4	If the Individual secures alternative income during the Second Period, the Consultancy Company is required to immediately notify the Company and the installments of the Restriction Payment shall immediately cease to be payable.

13.	Consultant Status

13.1	The relationship of the Consultant Company (and the Individual) to the Company will be that of independent contractor and nothing in this agreement shall render it (or the Individual or Substitute) an employee, worker, agent or partner of the Company and the Consultant Company shall not hold itself out as such and shall procure that the Individual and Substitute shall not hold themselves out as such.

13.2	This agreement constitutes a contract for the provision of services and not a contract of employment and accordingly the Consultant Company shall be fully responsible for and shall indemnify the Company or any Group Company for and in respect of:-

13.2.1	any income tax, National Insurance and Social Security contributions and any other liability, deduction, contribution, assessment or claim arising from or made in connection with the performance of the Services, where such recovery is not prohibited by law. The Consultant Company shall further indemnify the Company or any Group Company against all reasonable costs, expenses and any penalty, fine or interest incurred or payable by the Company or any Group Company in connection with or in consequence of any such liability, deduction, contribution, assessment or claim other than where the latter arise out of the Company’s or any Group Company negligence or wilful default.

13.2.2	any liability for any employment-related claim or any claim based on worker status (including reasonable costs and expenses) brought by the Individual or any Substitute against the Company arising out of or in connection with the provision of the Services.

13.3	The Company may at its option satisfy such indemnity (in whole or in part) by way of deduction from any payments due to the Consultant Company. The Consultant Company agrees that it will direct that an amount of consideration payable to it in respect of the sale by it of any shares in the Company be paid to the Company to satisfy any unpaid amounts in respect of such indemnity on completion of such sale of shares.

13.4	The Consultant Company warrants that it is not nor will it prior to the cessation of this agreement become a Managed Service Company within the meaning of section 61B Income Tax (Earnings and Pensions) Act 2003.

13.5	The Consultant Company warrants that if legislation changes in regard of independent contracts and tax liabilities, in particular income tax, of the Consultant Company or the Company, this is accepted as a term of the contract and has no impact on other existing terms.

14.	Notices

14.1	Any notice given under this agreement shall be in writing and signed by or on behalf of the party giving it and shall be served by delivering it personally or sending it by pre-paid recorded delivery or registered post to the relevant party at (in the case of the Company) its registered office for the time being and (in the case of the Consultant) her last known address. Any such notice shall be deemed to have been received:

14.1.1	if delivered personally, at the time of delivery;

14.1.2	in the case of pre-paid recorded delivery or registered post, 48 hours from the date of posting; and

14.2	In proving such service, it shall be sufficient to prove that the envelope containing such notice was addressed to the address of the relevant party and delivered either to that address or into the custody of the postal authorities as a pre-paid recorded delivery or registered post.

15.	Entire Agreement and Previous Contracts

15.1	Each party on behalf of itself and (in the case of the Company, as agent for any Group Companies) acknowledges and agrees with the other party (the Company acting on behalf of itself and as agent for each Group Company) that:

15.1.1	this agreement together with any documents referred to in it constitutes the entire agreement and understanding between the Consultant Company and the Company and any Group Company and supersedes any previous agreement between them relating to the Engagement (which shall be deemed to have been terminated by mutual consent);

15.1.2	in entering into this agreement neither party nor any Group Company has relied on any Pre-Contractual Statement; and

15.1.3	the only remedy available to either party for breach of this agreement shall be for breach of contract under the terms of this agreement and it shall have no right of action against any other party in respect of any Pre-Contractual Statement. Nothing in this agreement shall, however, operate to limit or exclude any liability for fraud.

16.	Variation

16.1	No variation of this agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties.

17.	Counterparts

17.1	This agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, and all the counterparts together shall constitute one and the same instrument.

18.	Third Party Rights

18.1	The Contracts (Rights of Third Parties) Act 1999 shall not apply to this agreement and no person other than the Consultant Company and the Company shall have any rights under it. The terms of this agreement or any of them may be varied, amended or modified or this agreement may be suspended, cancelled or terminated by agreement in writing between the parties or this agreement may be rescinded (in each case), without the consent of any third party.

19.	Governing Law and Jurisdiction

19.1	This agreement shall be governed by and construed in accordance with the law of England and Wales.

19.2	Each party irrevocably agrees to submit to the exclusive jurisdiction of the courts of England and Wales over any claim or matter arising under or in connection with this agreement.

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

APPENDIX A

SERVICES

1.	The Individual shall provide advice in relation to the Company’s technical and commercial strategy to the executives and Board of the Company to include attendance at Board meetings as required.

1.	To provide technical services and support to a standard equivalent to that of Chief Scientific Officer.

2.	To ensure that the Company’s scientific and technical team are given adequate advice and support on all scientific matters.

3.	To keep the Company continually advised on the third-party IP landscape in the Technology Field of the Services including freedom to operate matters.

4.	To encourage and support the filing of new patent applications.

5.	To operate to the ongoing year by year business objectives set down by the CEO (approved by the Board).

6.	To operate and help to manage the objectives of a rolling 3 month technical plan as agreed by the CEO and CTO.

7.	Where appropriate, to attend Board Meetings as a guest and appraise the Board on all relevant scientific and technology matters.

8.	Where appropriate and with a frequency mutually agreeable, to travel to support important commercial projects at the request of the Company’s CEO.

The Services shall principally be performed at the Company’s premises. From time to time the Individual or Substitute may also be required to perform the Services at location other than the Company’s premises as notified by the Company and mutually agreed.

Executed as a deed by	)
SmartKem Limited acting by	)
Robert Bahns	)
a Director	) /s/ Robert Bahns
Director

in the presence of:

/s/ Ian Jenks

[Name, address and
occupation of witness]

Executed as a deed by	)
BAB Consultants Limited	)
acting by Beverley Brown	)
a Director	) /s/ Beverley Brown
Director

in the presence of:

/s/ Stephen Whitelegg

[Name, address and
occupation of witness]